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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and to the incorporation by reference therein of our report dated May 8, 2002 (except as to the first paragraph of Note 1, as to which the date is September 30, 2002), with respect to the consolidated financial statements of Cimarex Energy Co. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Tulsa, Oklahoma
February 24, 2005

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Consent of Independent Registered Public Accounting Firm